Exhibit (g)

INVESTMENT ADVISORY AGREEMENT

BETWEEN

CRESCENT CAPITAL FINANCE GROUP, INC.

AND

CCFG ADVISORS, LLC

Investment Advisory Agreement made this [    ] day of [    ], 2011 (this “Agreement”), by and between CRESCENT CAPITAL FINANCE GROUP, INC., a Delaware corporation (the “Company”), and CCFG ADVISORS, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company operates as a closed-end, non-diversified management investment company;

WHEREAS, the Company has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”); and

WHEREAS, the Company and the Adviser desire to enter into this Agreement to set forth the terms and conditions for the provision by the Adviser of investment advisory services to the Company.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.             Duties of the Adviser.

(a)           The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the board of directors of the Company (the “Board of Directors”), for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the registration statement on Form N-2 (the “Registration Statement”) filed by the Company to register shares of its common stock in its initial public offering, as the same may be amended from time to time, (ii) in accordance with the Investment Company Act, the Investment Advisers Act and all other applicable federal and state law and (iii) in accordance with the Company’s certificate of incorporation and bylaws. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (A) determine the composition of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes; (B) identify, evaluate and negotiate the structure of the investments made by the Company; (C) execute, close, service and monitor the Company’s investments; (D) determine the securities and other assets that the Company will purchase, retain or sell; (E) perform due diligence on prospective portfolio companies; and (F) provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds. The Adviser shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing or to refinance existing debt financing, the Adviser shall arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board of Directors. If it is necessary for the Adviser to make investments on behalf of the Company through a subsidiary or special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such subsidiary or special purpose vehicle and to make such investments through such subsidiary or special purpose vehicle in accordance with the Investment Company Act.

(b)           The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the amounts of compensation provided herein.

(c)           Subject to the requirements of the Investment Company Act, the Investment Advisers Act and other applicable federal and state law the Adviser is hereby authorized, but not required, to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject in all cases to the oversight of the Adviser and the Company. The Adviser, and not the Company, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, the Investment Advisers Act and other applicable federal and state law.

(d)           For all purposes herein provided, the Adviser shall be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(e)           The Adviser shall keep and preserve, in the manner and for the period that would be applicable to investment companies registered under the Investment Company Act, any books and records relevant to the provision of its investment advisory services to the Company, shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Board of Directors such periodic and special reports as the Board of Directors may reasonably request. The Adviser agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request, provided that the Adviser may retain a copy of such records.

2.             Company’s Responsibilities and Expenses Payable by the Company.  All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser and not by the Company. The Company shall bear all other costs and expenses of its operations and transactions, including, without limitation, those relating to: (a) organization and offering; (b) calculating the Company’s net asset value (including the cost and expenses of any independent valuation firm); (c) fees and expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Company and in monitoring the Company’s investments and performing due diligence on its prospective portfolio companies or otherwise relating to, or associated with, evaluating and making investments; (d) interest payable on debt, if any, incurred to finance the Company’s investments and expenses related to unsuccessful portfolio acquisition efforts; (e) offerings of the Company’s common stock and other securities; (f) investment advisory and management fees; (g) administration fees payable under the administration agreement (the “Administration Agreement”) between the Company and Crescent Capital Administration, LLC (the “Administrator”), the Company’s administrator; (h) fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments, including costs associated with meeting potential financial sponsors; (i) transfer agent, dividend agent and custodial fees and expenses; (j) federal and state registration fees; (k) all costs of registration and listing the Company’s securities on any securities exchange; (l) federal, state and local taxes; (m) independent directors’ fees and expenses; (n) costs of preparing and filing reports or other documents required by the Securities and Exchange Commission or other regulators; (o) costs of any reports, proxy statements or other notices to stockholders, including printing costs; (p) costs associated with individual or groups of stockholders; (q) the Company’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; (r) direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; (s) proxy voting expenses; and (t) all other expenses incurred by the Company or the Administrator in connection with administering the Company’s business, including payments under the Administration Agreement based upon the Company’s allocable portion (subject to the review and approval of the Company’s independent directors) of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the Company’s allocable portion of the costs and expenses of its chief compliance officer, chief financial officer and their respective staffs.

3.             Compensation of the Adviser. The Company agrees to pay, and the Adviser agrees to accept, as compensation for the investment advisory and management services provided by the Adviser hereunder, a fee consisting of two components:  a base management fee (the “Base Management Fee”) and an incentive fee (the “Incentive Fee”), each as hereinafter set forth. The Company shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or adopt a deferred compensation plan pursuant to which it may elect, to defer all or a portion of its fees hereunder for a specified period of time.

(a)           The Base Management Fee shall be calculated at an annual rate equal to 2.00% of the gross assets of the Company, excluding cash and cash equivalents and including assets purchased with borrowed funds and other forms of leverage.  For services rendered under this Agreement, the Base Management Fee shall be payable quarterly in arrears. The Base Management Fee shall be calculated based on the average value of the gross assets of the Company at the end of the two most recently completed calendar quarters.  Such amount shall be appropriately adjusted for any share issuances or repurchases during the current calendar quarter.  The Base Management Fee for any partial month or quarter shall be appropriately pro-rated (based on the number of days actually elapsed at the end of such partial month or quarter relative to the total number of days in such month or quarter).  For purposes of this Agreement, cash equivalents shall mean U.S. government securities and commercial paper instruments maturing within one year of purchase of such instrument by the Company.

(b)           The Incentive Fee shall consist of two parts, as follows:

(i)                             One part will be calculated and payable quarterly in arrears based on the Pre-Incentive Fee Net Investment Income for the immediately preceding calendar quarter. For this purpose, Pre-Incentive Fee Net Investment Income means interest income, dividend income and any other income (including any other fees such as commitment, origination, structuring, diligence and consulting fees or other fees that the Company receives from portfolio companies but excluding fees for providing managerial assistance) accrued during the calendar quarter, minus the Company’s operating expenses for the quarter (including the Base Management Fee, any expenses payable under the Administration Agreement and any interest expense and dividends paid on any outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee Net Investment Income includes, in the case of investments with a deferred interest feature (such as market discount, debt instruments with payment-in-kind interest, preferred stock with payment-in-kind dividends and zero-coupon securities), accrued income that the Company has not yet received in cash.  Pre-Incentive Fee Net Investment Income does not include any realized or unrealized capital gains or losses or unrealized capital appreciation or depreciation.

Pre-Incentive Fee Net Investment Income, expressed as a rate of return on the value of the Company’s net assets (defined as total assets less indebtedness and before taking into account any incentive fees payable during the period) at the end of the immediately preceding calendar quarter, will be compared to a fixed “hurdle rate” of 2.00% per quarter. The Company shall pay the Adviser an Incentive Fee with respect to the Company’s Pre-Incentive Fee Net Investment Income in each calendar quarter as follows: (1) no Incentive Fee in any calendar quarter in which the Company’s Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate; (2) 100% of the Company’s Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than 2.5% in any calendar quarter; and (3) 20% of the amount of the Company’s Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.5% in any calendar quarter.

These calculations shall be appropriately pro rated for any period of less than three months and adjusted for any share issuances or repurchases during the current quarter.

(ii)                          The second part of the Incentive Fee (the “Capital Gains Fee”) shall be determined and payable in arrears in cash as of the end of each fiscal year (or upon termination of this Agreement as set forth below), commencing on December 31, 2011, and will equal 20.0% of the Company’s realized capital gains on a cumulative basis from inception through the end of the fiscal year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gains incentives fees.  In determining the Capital Gains Fee payable to the Adviser, the Company will calculate the cumulative aggregate realized capital gains and cumulative aggregate realized capital losses since the Company’s inception and the aggregate unrealized capital depreciation as of the date of the calculation, as applicable, with respect to each of the investments in its portfolio. For this purpose, cumulative aggregate realized capital gains, if any, will equal the sum of the differences between the net sales price of each investment, when sold, and the original cost of such investment since the Company’s inception. Cumulative aggregate realized capital losses will equal the sum of the amounts by which the net sales price of each investment, when sold, is less than the original cost of such investment since the Company’s inception. Aggregate unrealized capital depreciation will equal the sum of the difference, if negative, between the valuation of each investment as of the applicable date and the original cost of such investment. At the end of the applicable year, the amount of capital gains that serves as the basis for the Company’s calculation of the Capital Gains Fee will equal the cumulative aggregate realized capital gains less cumulative aggregate realized capital losses and less aggregate unrealized capital depreciation with respect to its portfolio of investments. If this number is positive at the end of such year, then the Capital Gains Fee for such year will be equal to 20% of such amount, less the aggregate amount of any Capital Gains Fees paid in respect of its portfolio in all prior years.  In the event that this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a fiscal year end for purposes of calculating and paying a Capital Gains Fee.

4.             Payment of Incentive Fee in Shares of Common Stock.

(a)           Subject to the Investment Company Act and the Investment Advisers Act and/or obtaining any required exemptive relief, the Company agrees to pay 50% of the Incentive Fee to the Adviser in the form of shares of the Company’s common stock (the “Common Stock”) at the greater of the net asset value per share of Common Stock or the market price per share of Common Stock on the date of issuance (the “Incentive Shares”).

The Company agrees to issue the Incentive Shares to the Adviser in a private placement transaction and the Adviser acknowledges  and agrees that the issuance of the Incentive Shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and the Incentive Shares will be “restricted securities,” as defined under Rule 144 under the Securities Act and cannot be resold unless they are registered under the Securities Act or unless an exemption from registration is available.  The Adviser represents and warrants that the Incentive Shares will be purchased by it for its own sole benefit and account for investment and not with a view to, or for resale in connection with, a distribution thereof, the Adviser has access to the same kind of information concerning the Company that is required by Schedule A of the Securities Act, to the extent the Company possesses such information, and the Adviser has such knowledge and experience in financial and business matters that it is capable of utilizing the information that is available to it concerning the Company to evaluate the risk of investment in the Company.  In the event that the Company issues any Incentive Shares hereunder, the Company agrees to register those shares pursuant to a registration rights agreement to be entered into between the Company and the Adviser.

5.             Covenants of the Adviser.  The Adviser hereby covenants that it is registered as an investment adviser under the Investment Advisers Act. The Adviser hereby agrees that its activities shall at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

6.             Excess Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting such transaction if the Adviser determines, in good faith and taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that the amount of such commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net result for the Company.

7.             Proxy Voting. The Adviser shall be responsible for voting any proxies solicited by an issuer of securities held by the Company in the best interest of the Company and in accordance with the Adviser’s proxy voting policies and procedures, as any such proxy voting policies and procedures may be amended from time to time.  The Adviser’s proxy voting policies and procedures are described in the Registration Statement and the Company has been provided with a copy of the Adviser’s proxy voting policies and procedures and has been informed as to how it can obtain further information from the Adviser regarding proxy voting activities undertaken on behalf of the Company.  The Adviser shall be responsible for reporting the Company’s proxy voting activities, as required, through periodic filings on Form N-PX.

8.             Limitations on the Employment of the Adviser. The services of the Adviser to the Company are not, and shall not be, exclusive.  The Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company; provided that its services to the Company hereunder are not impaired thereby.  Nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the portfolio companies of the Company, subject at all times to applicable law).  So long as this Agreement or any extension, renewal or amendment hereof remains in effect, the Adviser shall be the only investment adviser for the Company, subject to the Adviser’s right to enter into sub-advisory agreements.  The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

Subject to any restrictions prescribed by law, by  the provisions of the Code of Ethics of the Company and the Adviser and by Crescent Capital Group LP’s Allocation Policy, the Adviser and its members, officers, employees and agents shall be free from time to time to acquire, possess, manage and dispose of securities or other investment assets for their own accounts, for the accounts of their family members, for the account of any entity in which they have a beneficial interest or for the accounts of others for whom they may provide investment advisory, brokerage or other services (collectively, “Managed Accounts”), in transactions that may or may not correspond with transactions effected or positions held by the Company or to give advice and take action with respect to Managed Accounts that differs from advice given to, or action taken on behalf of, the Company; provided that the Adviser allocates investment opportunities to the Company, over a period of time on a fair and equitable basis compared to investment opportunities extended to other Managed Accounts.  The Adviser is not, and shall not be, obligated to initiate the purchase or sale for the Company of any security that the Adviser and its members, officers, employees or agents may purchase or sell for its or their own accounts or for the account of any other client if, in the opinion of the Adviser, such transaction or investment appears unsuitable or undesirable for the Company.  Moreover, it is understood that when the Adviser determines that it would be appropriate for the Company and one or more Managed Accounts to participate in the same investment opportunity, the Adviser shall seek to execute orders for the Company and for such Managed Account(s) on a basis that the Adviser considers to be fair and equitable over time.  In such situations, the Adviser may (but is not required to) place orders for the Company and each Managed Account simultaneously or on an aggregated basis.  If all such orders are not filled at the same price, the Adviser may cause the Company and each Managed Account to pay or receive the average of the prices at which the orders were filled for the Company and all relevant Managed Accounts on each applicable day.  If all such orders cannot be fully executed under prevailing market conditions, the Adviser may allocate the investment opportunities among participating accounts in a manner that the Adviser considers equitable, taking into account, among other things, the size of each account, the size of the order placed for each account and any other factors that the Adviser deems relevant.

9.             Responsibility of Dual Directors, Officers and/or Employees. If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Company and not as a manager, partner, officer and/or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

10.           Limitation of Liability of the Adviser; Indemnification. The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner and the Administrator) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Company shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner and the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Paragraph 9 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

11.           Effectiveness, Duration and Termination of Agreement. This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Board of Directors, or by the affirmative vote of a majority of the holders of the outstanding voting securities of the Company and (b) the vote of a majority of the Company’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Company, or by the vote of the Company’s Directors or by the Adviser. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Section 10 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 and Section 4 through the date of termination or expiration and Section 10 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

12.           Notices. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

13.           Amendments. This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

14.           Entire Agreement; Governing Law. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

*              *              *              *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

CRESCENT CAPITAL FINANCE GROUP, INC.

Name:

Title:

CCFG ADVISORS, LLC

Name:

Title: